EXHIBIT 10.35

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT – TERM LOAN

DATED AS OF MAY 16, 2005

BETWEEN

BRIDGE OPPORTUNITY FINANCE, LLC

AS LENDER,

AND

CRDENTIA CORP. (“CRDENTIA”)
BAKER ANDERSON CHRISTIE, INC.(“BAKER”)
NURSES NETWORK, INC.(“NURSES NETWORK”)
NEW AGE STAFFING, INC. (“NEW AGE”)
PSR NURSES, LTD. (“PSR LTD.”)
PSR NURSE RECRUITING, INC. (“PSR RECRUITING”)
PSR NURSES HOLDINGS CORP. (“PSR HOLDING”)
CRDE CORP. (“CRDE”)
ARIZONA HOME HEALTH CARE/PRIVATE DUTY, INC. (“AHHC”)
CARE PROS STAFFING, INC. (“CARE PROS”)
HIP HOLDING, INC. (“HIP”)
HEALTH INDUSTRY PROFESSIONALS, L.L.C. (“HIP LLC”)
TRAVMED USA, INC. (“TRAVMED”)
PRIME STAFF, LP (“PRIME STAFF”)
MINT MEDICAL STAFFING ODESSA, LP (“MMSO”)
GHS ACQUISITION CORPORATION (“GHS”)

AS BORROWER

TABLE OF CONTENTS

1.	DEFINITIONS

	(a)	Defined Terms

	(b)	Accounting Terms

	(c)	Terms Defined in UCC

	(d)	Other Definitional Provisions; Construction

	(e)	References to Agreements, Enactments, Etc.

2.	LOANS

	(a)	Term Loan

	(b)	Permitted Acquisitions

	(c)	Repayments

	(d)	Notes

3.	WARRANTS

4.	INTEREST, FEES AND CHARGES

	(a)	Interest Rate

	(b)	Fees and Charges

	(c)	Maximum Interest

5.	COLLATERAL

	(a)	Grant of Security Interest to Lender

	(b)	Other Security

	(c)	Possessory Collateral

	(d)	Electronic Chattel Paper

	(e)	Letter-of-Credit Rights

	(f)	Third-Party Collateral

	(g)	Deposit Account

	(h)	Insurance Proceeds

6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN

7.	POSSESSION OF COLLATERAL AND RELATED MATTERS

8.	COLLECTIONS

i

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES

	(a)	Borrowing Base Reports

	(b)	Monthly Reports

	(c)	Financial Statements

	(d)	Annual Projections

	(e)	Explanation of Budgets and Projections

	(f)	Invoices and Billing Statements

	(g)	Obligor Financial Statements and Tax Returns

	(h)	Other Information

	(i)	Post-Closing Review

	(j)	Public Reporting

10.	TERMINATION; AUTOMATIC RENEWAL; EARLY TERMINATION FEE

11.	REPRESENTATIONS AND WARRANTIES

	(a)	Financial Statements and Other Information

	(b)	Locations; Certain Collateral

	(c)	Loans by Borrower

	(d)	[Left Blank]

	(e)	Liens

	(f)	Organization, Authority and No Conflict

	(g)	Litigation

	(h)	Compliance with Laws and Maintenance of Permits

	(i)	Affiliate Transactions

	(j)	Names and Trade Names

	(k)	Equipment

	(l)	Enforceability

	(m)	Solvency

	(n)	Indebtedness

	(o)	Margin Security and Use of Proceeds

	(p)	Parent, Subsidiaries and Affiliates

	(q)	No Defaults

	(r)	Employee Matters

	(s)	Intellectual Property

	(t)	Environmental Matters

	(u)	ERISA Matters

	(v)	Reimbursement

	(w)	Compliance with Healthcare Regulations

	(x)	Immigration Matters

	(y)	Licenses, Permits, etc.

	(z)	Collective Enterprise

	(aa)	Acquisition

	(bb)	Certain Financial Information

12.	AFFIRMATIVE COVENANTS

	(a)	Maintenance of Records

	(b)	Notices

	(c)	Compliance with Laws and Maintenance of Permits

	(d)	Inspection and Audits

	(e)	Insurance

	(f)	Collateral

	(g)	Use of Proceeds

	(h)	Taxes

	(i)	Intellectual Property

	(j)	Staffing Contracts

	(k)	Billing and Collection System Access

13.	NEGATIVE COVENANTS

	(a)	Indebtedness

	(b)	Liens

	(c)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business

	(d)	Dividends and Distributions

	(e)	Investments; Loans

	(f)	Fundamental Changes, Line of Business

	(g)	Equipment

	(h)	Affiliate Transactions

	(i)	Settling of Accounts

	(j)	Restricted Payments

	(k)	Restricted Locations

	(l)	Payments to Travmed

14.	FINANCIAL COVENANTS

	(a)	Tangible Net Worth

	(b)	Senior Debt Service Coverage Ratio

	(c)	Minimum EBITDA

	(d)	Term Loan Debt Leverage Ratio

	(e)	Capital Expenditure Limitations

	(f)	Operating Lease Obligations

15.	DEFAULT

	(a)	Payment

	(b)	Breach of This Agreement, the Other Agreements and the Revolving Loan Agreement

	(c)	Breach of Subordination Agreement

	(d)	Breaches of Other Obligations

	(e)	Breach of Representations and Warranties

	(f)	Loss of Collateral

	(g)	Levy, Seizure or Attachment

	(h)	Bankruptcy or Similar Proceedings

	(i)	Appointment of Receiver

	(j)	Judgment

	(k)	Default or Revocation of Guaranty

	(l)	Change of Ownership/Management

	(m)	Material Adverse Change

(n) Governmental Authorizations

(o) Failure to Maintain Third-Party Payroll Tax Service Provider

(p) [Intentionally Deleted]

(q) Breach of Certain Obligations

16.	REMEDIES UPON AN EVENT OF DEFAULT

17.	CONDITIONS PRECEDENT

18.	JOINT AND SEVERAL LIABILITY

19.	RELEASES; INDEMNITIES

20.	NOTICE

21.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION

22.	MODIFICATION AND BENEFIT OF AGREEMENT

23.	HEADINGS OF SUBDIVISIONS

24.	POWER OF ATTORNEY

25.	CONFIDENTIALITY

26.	BROKERAGE FEES

27.	PUBLICITY

28.	LIMITATION OF ACTIONS

29.	LIABILITY

30.	COUNTERPARTS

31.	ELECTRONIC SUBMISSIONS

32.	WAIVER OF JURY TRIAL; OTHER WAIVERS

33.	AMENDMENT AND RESTATEMENT

v

ANNEX 1 - DEFINITIONS

EXHIBIT A – COMPLIANCE CERTIFICATE

EXHIBIT B – CLOSING CHECKLIST

EXHIBIT C – INFORMATION CERTIFICATE

EXHIBIT D – FORM OF SUBORDINATION AGREEMENT

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 11(b) – BUSINESS AND COLLATERAL LOCATIONS

SCHEDULE 11(b) - CERTAIN COLLATERAL

SCHEDULE 11(g) – LITIGATION

SCHEDULE 11(i) – AFFILIATE TRANSACTIONS

SCHEDULE 11(j) – NAMES & TRADE NAMES

SCHEDULE 11(n) – INDEBTEDNESS

SCHEDULE 11(p) – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(q) – DEFAULTS

SCHEDULE 11(t) – ENVIRONMENTAL MATTERS

SCHEDULE 11(v) – GOVERNMENT REIMBURSEMENT PROGRAM MATTERS

SCHEDULE 11(y) – LICENSES AND PERMITS

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT – TERM LOAN

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT – TERM LOAN (as amended, modified or supplemented from time to time, this “Agreement”) made this 16th day of May, 2005 by and between BRIDGE OPPORTUNITY FINANCE, LLC (“Lender”), Crdentia Corp., a Delaware corporation (“Crdentia”), Baker Anderson Christie, Inc., a California corporation (“Baker”), Nurses Network, Inc., a California corporation (“Nurses Network”), New Age Staffing, Inc., a Delaware corporation (“New Age”), PSR Nurses, Ltd., a Texas limited partnership (“PSR Ltd.”), PSR Nurse Recruiting, Inc., a Texas corporation (“PSR Recruiting”), PSR Nurses Holdings Corp., a Texas corporation (“PSR Holding”), CRDE Corp., a Delaware corporation (“CRDE”), Arizona Home Health Care/Private Duty, Inc., an Arizona corporation (“AHHC”), Care Pros Staffing, Inc., a Texas corporation (“Care Pros”), HIP Holding, Inc., a Delaware corporation (“HIP”), Health Industry Professionals, L.L.C., a Michigan limited liability company (“HIP LLC”), Travmed USA, Inc., a North Carolina corporation (“Travmed”), GHS Acquisition Corporation, a Delaware corporation (“GHS”), Prime Staff, LP, a Texas limited partnership (“Prime Staff”), and Mint Medical Staffing Odessa, LP, a Texas limited partnership (“MMSO”; and together with Crdentia, Baker, Nurses Network, New Age, PSR Ltd., PSR Recruiting, PSR Holding, CRDE, AHHC, Care Pros, HIP, HIP LLC, Travmed, GHS and Prime Staff, each referred to individually and collectively, as “Borrower”), each, having its principal place of business at 14114 Dallas Parkway, Suite 600, Dallas, Texas 75254.

W I T N E S S E T H:

WHEREAS, Borrower may, from time to time, request certain Term Loans from Lender in connection with certain Permitted Acquisitions, and the parties wish to provide for the terms and conditions upon which such Term Loans or other financial accommodations, if made by Lender, shall be made, which Term Loans shall be secured by a second priority security interest in all assets of Borrower (except for all of the equity interests of each direct and indirect Subsidiary of Crdentia, which has been pledged to Lender as a first priority security interest pursuant to the terms of the Pledge Agreement);

WHEREAS, Crdentia, Baker, Nurses Network, New Age, PSR Ltd., PSR Recruiting, PSR Holding, CRDE, AHHC and Care Pros (the “Original Borrowers”) entered into that certain Loan and Security Agreement – Term Loan, dated as of August 31, 2004 (the “Original Loan Agreement”);

WHEREAS, the Original Borrowers entered into that certain Loan and Security Agreement – Revolving Loans, dated as of June 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Revolving Loan Agreement”) with Bridge Healthcare Finance, LLC, secured by a first priority security interest in all assets of Borrower (except for all of the equity interests of each direct and indirect Subsidiary of Crdentia, which has been pledged to Lender pursuant to the terms of the Pledge Agreement);

WHEREAS, Crdentia formed CRDE, a wholly owned Subsidiary of Crdentia, to facilitate certain Permitted Acquisitions. Crdentia formed AHHC Acquisition Corporation

(“AHHC Acquisition”) and CPS Acquisition Corporation (“CPS Acquisition”), each a wholly owned Subsidiary of CRDE, for purposes of acquiring AHHC and Care Pros.  Pursuant to that certain Agreement and Plan of Reorganization dated as of August 31, 2004 by and among Crdentia, CRDE, AHHC Acquisition, AHHC, and the former shareholders of AHHC, AHHC Acquisition merged with and into AHHC with AHHC being the surviving entity.  Pursuant to that certain Agreement and Plan of Reorganization dated as of August 31, 2004, by and among Crdentia, CRDE, CPS Acquisition, Care Pros and the former shareholders of Care Pros, Care Pros merged with and into CPS Acquisition with CPS Acquisition being the surviving entity and immediately upon such merger changed its name to “Care Pros Staffing, Inc.”;

WHEREAS, after the Original Loan Agreement was originally executed, the Original Borrowers agreed to amend the Original Loan Agreement pursuant to the terms of that certain First Amendment to Loan and Security Agreement – Term Loans dated as of November 30, 2004 (the “First Term Loan Amendment”);

WHEREAS, Crdentia formed HIP Acquisition Corporation, a wholly owned Subsidiary of CRDE, to acquire HIP and HIP LLC through merger.  HIP LLC is a wholly owned Subsidiary of HIP.  Pursuant to that certain Agreement and Plan of Reorganization (“HIP Merger Agreement”) dated as of March 29, 2005 by and among Crdentia, HIP Acquisition Corporation, HIP, and certain shareholders of HIP, HIP merged with and into HIP Acquisition Corporation with HIP Acquisition Corporation being the surviving entity and immediately upon such merger HIP Acquisition Corporation changed its name to “HIP Holding, Inc.” (the “HIP Acquisition”).  Immediately after the HIP Acquisition, Crdentia contributed all of its equity interests in HIP to CRDE.  As a result of the HIP Acquisition and contribution of equity interests by Crdentia, HIP LLC is a wholly owned subsidiary of HIP and HIP is wholly owned subsidiary of CRDE;

WHEREAS, Crdentia formed Travmed Acquisition Corporation, a wholly owned Subsidiary of CRDE, to acquire Travmed through merger.  Pursuant to that Agreement and Plan of Reorganization (“Travmed Merger Agreement”) dated dated as of March 29, 2005 by and among Crdentia, CRDE, Travmed Acquisition Corporation, Travmed and certain shareholders of Travmed, Travmed Acquisition Corporation merged with and into Travmed, with Travmed being the surviving entity (the “Travmed Acquisition”).  As a result of the Travmed Acquisition, Travmed is wholly owned subsidiary of CRDE;

WHEREAS, as a result of the HIP Acquisition and Travmed Acquisition, Original Borrowers, HIP, HIP LLC, Travmed and Lender agreed to further amend the Original Loan Agreement pursuant to the terms of that certain Amendment No. 2, Joinder and Consent to Loan and Security Agreement-Term Loans, dated March 29, 2005 (the “Second Term Loan Amendment”), to provide for, among other things, the addition of HIP, HIP LLC and Travmed as additional Borrowers to the Original Loan Agreement;

WHEREAS, as a result of the HIP Acquisition and Travmed Acquisition, Original Borrowers, HIP, HIP LLC, Travmed and Lender agreed to amend the Original Loan Agreement pursuant to the terms of that certain Amendment No. 2, Joinder and Consent to Loan and Security Agreement – Term Loans, dated March 29, 2005, to provide for, among other things, the addition of HIP, HIP LLC and Travmed as additional Borrowers to the Loan Agreement;

WHEREAS, Crdentia formed GHS, a wholly owned Subsidiary of CRDE, to acquire all of the equity interests of Prime Staff and MMSO.  Pursuant to that certain Equity Purchase Agreement (the “Prime Staff Purchase Agreement”) dated as of May 5, 2005, by and among Crdentia, CRDE, GHS, Prime Staff, Inc., a Delaware corporation (“Prime, Inc.”), Prime Staff GP, LLC, a Delaware limited liability company (“PSGP”), Prime Caid Management, Inc., a Texas corporation (“Prime Caid”), Mint Medical, LLC, a Delaware limited liability company (“MM”),  Mint Medical GP, LLC, a Delaware limited liability company (“MMGP”; and together with Prime, Inc., PSGP and MM, each a “Seller” and collectively, the “Prime Staff Sellers”), Mint Management, Inc., a Texas corporation (“MMI”), and Tony M. Brown, the Prime Staff Sellers sold to GHS and CRDE, and GHS and CRDE purchased all of the equity interests in each of Prime Staff and MMSO (collectively, the “Prime Staff Acquisition”).  As a result of the Prime Staff Purchase Agreement and the Prime Staff Acquisition, CRDE owns all of the general partnership interests of both Prime Staff and MMSO and GHS owns all of the limited partnership interests of both Prime Staff and MMSO;

WHEREAS, as a result of the Prime Staff Purchase Agreement and the Prime Staff Acquisition, Borrower and Lender agreed to further amend the Original Loan Agreement pursuant to the terms of that certain Amendment No. 3, Joinder and Consent to Loan and Security Agreement – Term Loans, dated May 5, 2005 (the “Third Term Loan Amendment”), to provide for, among other things, the addition of GHS, Prime Staff and MMSO as additional Borrowers to the Original Loan Agreement; and

WHEREAS, the Borrowers and Lender desire to amend and restate the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of any Term Loan hereafter made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree that the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, is hereby amended and restated to read in full as follows:

1.                                       DEFINITIONS.

(a)                                  Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth in Annex I attached hereto and made a part hereof.

(b)                                 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the Original Closing Date.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and, if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.

(c)                                  Terms Defined in UCC.  The terms “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Health-Care-Insurance Receivables”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Security”, “Securities Account”, “Security Entitlement”, “Software”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security” shall have the respective meanings assigned to such terms in the UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

(d)                                 Other Definitional Provisions; Construction.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified.  The word “including” shall mean “including, without limitation”.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 32(e) hereof.  References in this Agreement to any party shall include such party’s successors and permitted assigns.  References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated.  To the extent any of the provisions of the Other Agreements are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.  This Agreement and the Other Agreements are the result of negotiations among and have been reviewed by counsel to the Lender, Borrower and any other parties thereto, are product of all parties and, accordingly, they shall not be construed against the Lender.

(e)                                  References to Agreements, Enactments, Etc.  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Other Agreement, and

(ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

2.                                       LOANS.

(a)                                  Term Loan.  Subject to the terms and conditions of this Agreement and the Other Agreements, Lender shall make one or more term loans to Borrower (individually and collectively, the “Term Loan”) provided that (i) each Term Loan be for a minimum amount of Five Hundred Thousand Dollars ($500,000), and (ii) the aggregate principal amount of all Term Loans may not exceed $10,000,000 in the aggregate outstanding at any time.

(b)                                 Permitted Acquisitions.  In connection with any Acquisition approved in writing by Lender in its sole discretion, any Term Loan in connection therewith shall be made subject to the satisfaction of the following conditions precedent thereto (each, a “Permitted Acquisition”):  (A) the Borrower shall have: (x) a coverage ratio of EBITDA to Debt Service of at least 1.5 to 1.0, (y) a ratio of Senior Debt to EBITDA of not more than 4.0 to 1.0, and (z) a ratio of Term Loan Debt to EBITDA of not more than 2.5 to 1.0; (B) Borrowers are in compliance, and shall be on the date of the consummation of such proposed Acquisition, with all financial covenants set forth in Section 14 hereof; (C) pro forma financial projections, prepared by the Borrower in good faith for the period from the date of the consummation of such proposed Acquisition to the date which is one year thereafter, shall reflect that the Borrowers shall be in compliance with all financial covenants set forth in Section 14 hereof; (D) Excess Availability of the Borrowers shall be an amount mutually agreed upon between Lender and Borrower but in no event less than $250,000 after giving effect to the proposed Acquisition; (E) the Target entity to be acquired in such Acquisition shall become a new Borrower hereunder in accordance with the provisions and requirements of Section 13(c)(ii) hereof; (F) any Indebtedness to be issued by any Borrower in respect of such Acquisition (other than Indebtedness under the Revolving Loan Agreement) shall be Subordinated Debt subject to Subordination Agreements in form and substance satisfactory to Lender including, without limitation, payment blockage rights and indefinite standstill on remedies; (G) Lender shall have reviewed and found satisfactory all Acquisition Documents in respect thereof prior to Borrower entering into any such Acquisition Documents; (H) no Default or Event of Default exists as of the proposed date of the Acquisition or would result after giving effect thereto; (I) Crdentia shall deliver to Lender a certificate of an officer of Crdentia certifying compliance with the foregoing, (J) Borrower shall deliver to Lender any other due diligence reasonably requested by the Lender in connection with an Acquisition or Target, including, without limitation collateral, cash-flow, and operational audits, and background checks on Target’s management, in each case to the reasonable satisfaction to the Lender; and (K) Borrower shall establish and maintain a separate Lockbox with a Lockbox Bank for receivables from Account Debtors of CRDE in accordance with the requirements of the Term Loan Agreement and this Agreement, and Borrower shall execute with such Lockbox Bank a lockbox agreement, blocked account agreement, and such other agreements related to the lockbox arrangements, in each case in form and substance acceptable to the Lender.

(c)                                  Repayments.

(i)                                     The principal outstanding balance of the Term Loan shall be repaid at the end of the Term.  If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(ii)                                  Mandatory Prepayments of the Term Loan.

(1)                                  Sales of Assets.  Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of Borrower which is subject to a mortgage in favor of Lender, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof, in any case, in excess of $15,000 individually, or in excess of $50,000 in the aggregate, in any Fiscal Year shall be paid by Borrower to Lender as a mandatory prepayment of the Term Loan, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until repaid in full, and then against the other Obligations, as determined by Lender, in its sole discretion.

(2)                                  Excess Cash Flow.  Five (5) days after receipt by Lender of Borrower’s internally prepared quarterly financial statements pursuant to Section 9(c)(ii) hereof, commencing with the calendar quarter ended September 30, 2005, Borrower shall make a mandatory prepayment of the Term Loan in an amount equal to fifty percent (50%) of Borrower’s “Excess Cash Flow” (as described below) for the calendar quarter just ended, such prepayment to be applied against the remaining installments of principal in the inverse order of their maturities, such mandatory prepayments to continue until the date on which the Term Loan shall be repaid in full.  In addition, within ten (10) days after receipt of Borrower’s Fiscal Year-end audited financial statements for each Fiscal Year of Borrower, or required by Section 9(c)(iii) hereof, commencing with Borrower’s fiscal year ending December 31, 2005, Borrower shall make a mandatory prepayment of the Term Loan in any amount necessary to satisfy any discrepancy between the actual Excess Cash Flow payments received on a quarterly basis for such Fiscal Year, and the amount required herein as calculated pursuant to the audited financial statements for such Fiscal Year.  For purposes hereof, “Excess Cash Flow” shall mean for each of Borrower’s Fiscal Years, Borrower’s EBITDA for such period, minus Borrower’s cash taxes paid during such period, minus actual principal and interest payments made with respect to Borrowed Money during such period, minus Borrower’s legal, consulting and accounting expenses in connection with Permitted Acquisitions, if any, for such period (but only to the extent permitted by Lender and only to the extent not previously deducted from net income in the calculation of EBITDA), minus all unfinanced Capital Expenditures by Borrower during such period.

(d)                                 Notes.  The Term Loan shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender.  However, if such

Term Loans are not so evidenced, such Term Loans may be evidenced solely by entries upon the books and records maintained by Lender.

3.                                       WARRANTS.

As additional consideration for Lender entering into this Agreement and making the credit facilities available to Borrower as contemplated hereby, Crdentia agrees to issue to Lender warrants to purchase shares of common stock of Crdentia equal to, in the aggregate, twelve percent (12%) of the common stock of Crdentia in accordance with the provisions of Section 12 to the Warrant Agreement, as follows:

(a)                                  Concurrently with the execution of this Agreement and the making by Lender of an initial Term Loan to Borrower in the aggregate principal amount of $2,697,801.75, Crdentia will enter into the Warrant Agreement and, pursuant thereto, will issue Lender a Warrant Certificate evidencing Lender’s right to purchase three and 24/100 percent (3.24%) of the common stock of Crdentia, at an exercise price per warrant of an amount provided in the Warrant Agreement.

(b)                                 Concurrently with the funding by Lender of each additional Term Loan to Borrower, with the aggregate principal amount of such additional Term Loans not to exceed $7,500,000, Crdentia will issue to Lender one or more additional Warrant Certificates representing the right to purchase up to an additional eight and 76/100 percent (8.76%) of the common stock of Crdentia in accordance with the provisions of Section 12 to the Warrant Agreement.  The Warrant Certificate percentage of each additional Warrant Certificate shall be determined on a pro rata basis relative to the amount of each such additional Term Loan.  The exercise price for each additional Warrant Certificate shall be determined as provided in the Warrant Agreement.

4.                                       INTEREST, FEES AND CHARGES.

(a)                                  Interest Rate.

The Term Loan shall bear interest at the rate of fifteen and one-quarter percent (15.25%) per annum, all such interest to be payable on the first Business Day of each month in arrears.  Upon the occurrence of an Event of Default and during the continuance thereof, the Term Loan shall bear interest at the rate of four percent (4%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of a 360-day year.

(b)                                 Fees and Charges.

(i)                                     Closing Fee:  Borrower shall pay to Lender a closing fee of one and one-half percent (1.5%) of the principal amount of each Term Loan funded hereunder, which fees shall be fully earned and payable on the date of disbursement of such Term Loan hereunder.

(ii)                                  Collateral Monitoring Fee:  On the first Business Day of each calendar month following the Original Closing Date, Borrower shall pay Lender a collateral monitoring fee of Three Thousand and No/100 Dollars ($3,000) with respect to the Term Loan (pro rated for the first month, if it is a partial month), which fee shall be deemed earned at the beginning of each month; provided however, that Borrower agrees and acknowledges that such collateral monitoring fee shall be increased, on a pro rata basis, in the event that, at any time or from time to time, the aggregate amount of principal outstanding in respect of the Term Loan exceeds $2,500,000, which increase shall be in the amount of $1,000 per month for each increment or partial increment of $500,000 of Term Loan principal in excess of $2,500,000, which collateral monitoring fee hereunder shall not exceed, in any event, an aggregate of $5,000 per month.

(iii)                               Costs and Expenses: Borrower shall reimburse Lender for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrower and Lender, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs and surveys; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; and (iv) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement.  Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with Lender and any additional services requested by Borrower from Lender.  All such costs, expenses and charges shall, if owed to Lender, be reimbursed by Lender and, in such event or in the event such costs and expenses are owed to Lender, shall constitute Obligations hereunder, shall be payable by Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Term Loans hereunder.

(iv)                              Capital Adequacy Charge.  If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the Original Closing Date, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then, from time to time after submission by Lender to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of Lender claiming entitlement to payment as set forth above shall be deemed presumptively correct in the absence of manifest error.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined.  In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(c)                                  Maximum Interest.  It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

5.                                       COLLATERAL.

(a)                                  Grant of Security Interest to Lender.  As security for the payment of all Term Loans now or in the future made by Lender to Borrower hereunder and for the payment or other satisfaction of all other Obligations, Borrower hereby assigns to Lender and grants to Lender a continuing security interest (subject only to Liens of BHF and other Permitted Liens) in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (i) all Accounts and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all Intellectual Property, licenses, software, franchises, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, Payment Intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (v) all Investment Property; (vi) all Deposit Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) Commercial Tort Claims listed on Schedule 11(b) hereto from time to time; (ix) any other property of Borrower now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Term Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (x) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.  The foregoing notwithstanding, the Collateral shall not be deemed to include any right, title, interest, claim or demand of Borrower in and to any agreement, document, license or instrument which relates to the foregoing Collateral to the extent such agreement, document, license or instrument is not assignable or capable of being encumbered as a matter of law or under the terms of the agreement, document or instrument applicable thereto or such grant would result in a breach of the terms of such agreement, document, license, or instrument (but, in each case, solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the applicable party thereto, and, in each case, only to the extent that any such term would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction.

(b)                                 Other Security.  Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any Lien asserted by any Person in, upon or against the

Collateral, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default.  All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations payable by Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Term Loans hereunder.

(c)                                  Possessory Collateral.  Immediately upon Borrower’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of Certificated Securities, Borrower shall deliver the original thereof (i) to BHF, to hold pursuant to the terms of the Revolving Loan Agreement (other than equity interests of any Borrower pledged by Crdentia to Lender under the Pledge Agreement, which shall be delivered to Lender pursuant to the terms of the Pledge Agreement), or (ii) to the extent the Revolving Loan Agreement has been terminated, to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender).  If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrower’s attorney and agent-in-fact, to endorse or assign the same on Borrower’s behalf.

(d)                                 Electronic Chattel Paper.  To the extent that Borrower obtains or maintains any Electronic Chattel Paper, Borrower shall (i) comply with Section 5(e) of the Revolving Loan Agreement, or (ii) to the extent the Revolving Loan Agreement has been terminated, create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(e)                                  Letter-of-Credit Rights.  If Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, at the request and option of Lender, Borrower shall (i) comply with Section 5(e) of the Revolving Loan Agreement, or (ii) to the extent the Revolving Loan Agreement has been terminated, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

(f)                                    Third-Party Collateral.  If Borrower shall at any time hold or acquire an interest in Collateral in the possession of a third party (other than Certificated Securities and Goods covered by a Document), Borrower shall (subject to the rights of BHF therein) promptly obtain an acknowledgment from the third party that it is holding such Collateral for the benefit of BHF and the Lender.

(g)                                 Deposit Account.  Borrower shall upon the request of Lender deliver to Lender (subject to the rights of BHF therein), with respect to each Deposit Account maintained by Borrower now or hereafter (other than with Lender) and that is permitted hereby, upon obtaining an interest in such Deposit Account, a deposit account control agreement in form and substance satisfactory to BHF and the Lender, executed by the financial institution at which such account is maintained, and shall take such other actions as BHF and the Lender may jointly request to ensure that Lender’s security interest in such account is perfected by control as such term is used in UCC Section 9-104.

(h)                                 Insurance Proceeds. The net proceeds of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys’ fees) of collection, shall be applied, at Lender’s option (subject to the rights of BHF and the use of such proceeds to first repay all Revolving Loan Obligations), either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or, at Lender’s discretion after the occurrence and during the continuance of an Event of Default, towards payment of the Obligations.  Any proceeds applied to the payment of Obligations shall be applied in such manner as Lender may elect.  In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

6.                                       PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Subject to the rights of BHF therein, Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens, except the Liens in favor of BHF and other Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Subject to the rights of BHF in the Collateral, Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.  Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.  Borrower further ratifies and confirms the prior filing by Lender of any and all financing statements which identify the Borrower as debtor, Lender as secured party and any or all Collateral as collateral.  Notwithstanding the foregoing, if at any time BHF issues to the Borrower an instruction with respect to the Collateral or BHF’s rights thereunder, Borrower may, and the Lender hereby authorizes and instructs the Borrower to, follow such instruction of BHF, notwithstanding any conflict that may exist with respect to the Lender’s rights in such Collateral, the Borrower’s obligations hereunder or the Lender’s instructions with respect thereto, and the Borrower’s actions in response to such instructions of BHF shall not constitute a Default or Event of Default hereunder, so long as such compliance with BHF’s instructions do not constitute a Default or Event of Default under the Revolving Loan Agreement.

7.                                       POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Lender following the occurrence of an Event of Default, Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of Borrower’s business, to (a) sell, lease or furnish under contracts of service any of Borrower’s assets in the ordinary course of business; (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; (c) dispose of obsolete or unuseful Equipment or other property or assets so long as all of the proceeds thereof are used for the replacement or substitution of such Equipment or other property or assets, or, if not so replaced or substituted within ninety (90) days, paid to Lender for application to the Obligations (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower, other than a debt secured by a Permitted Lien; (d) transfer assets to any other Borrower or Subsidiary which is a Borrower; (e) lease or sublease property; (f) sell or dispose of assets for its fair market value in an amount not to exceed $50,000 in the aggregate in any fiscal year; and (g) sell or dispose of other assets with a book value of less than $50,000 in any fiscal year.

8.                                       COLLECTIONS.

(a)                                  Upon request of Lender and consent of BHF, and consistent with the terms of Section 8 of the Revolving Loan Agreement, Borrower shall establish and maintain a separate lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Lender (the “Lockbox Bank”), subject to the provisions of this Agreement for receivables from Account Debtors of CRDE.  Borrower shall execute with the Lockbox Bank a lockbox agreement for the CRDE Account Debtor Collection Lockbox Account in form and substance acceptable to Lender, and such other agreements related to such lockbox agreement as Lender may require.  Borrower shall ensure that all collections of Accounts on which Account Debtors of CRDE are obligated are paid directly into the Lockbox for deposit into the CRDE Account Debtor Collection Lockbox Account, and that all funds deposited into the CRDE Account Debtor Collection Lockbox Account are immediately transferred into the Concentration Account described in Section 8 of the Revolving Loan Agreement.

(b)                                 Intentionally Deleted.

(c)                                  Notwithstanding anything in any lockbox agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockboxes and Lockbox Accounts, and that Lender shall have no liability therefor.  Borrower further acknowledges and agrees that, to the extent such fees and charges are not paid by Borrower directly but are satisfied using collections in the Lockbox Accounts, such fees and charges shall be deemed to be Revolving

Loans made by Lender under the Revolving Loan Agreement.  Borrower agrees to indemnify and hold Lender harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Lender or the Lockbox Bank pursuant to this Section 8 or any lockbox agreement, other than if such liability, claim, loss or demand arises due to the gross negligence or willful misconduct of Lender or the Lockbox Bank, as determined by a court of competent jurisdiction.

(d)                                 Subject to all applicable law and all rights of BHF, Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any Indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to Borrower.  Subject to the rights of BHF, addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify Account Debtors to make payment directly to Lender of any amounts due or to become due thereunder (and once such notice has been given to an Account Debtor, Borrower shall not give any contrary instructions to such Account Debtor during the continuance of an Event of Default without Lender’s prior written consent).

(e)                                  On a monthly basis, Lender shall deliver to Borrower an account statement showing all Loans, charges and payments which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower, and any such notice shall only constitute an objection to the items specifically identified.

9.                                       COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a)                                  Borrowing Base Reports.  To the extent requested by Lender from time to time Borrower shall deliver to Lender the Borrowing Base Certificate delivered to BHF in respect of the Revolving Obligations.

(b)                                 Monthly Reports.  After the Revolving Loan Agreement has been terminated, Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event within fifteen (15) days after the end of each month, (A) a detailed trial balance of Borrower’s Accounts aged by Account Debtor or payor per date of invoice, in form and substance reasonably satisfactory to Lender, including, without limitation, the names and addresses of all Account Debtors of Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks.  Prior to the termination of the Revolving Loan Agreement, Borrower shall deliver to Lender any monthly report delivered to BHF in respect of the Revolving Obligations as requested from time to time by Lender.

(c)                                  Financial Statements.  Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with GAAP consistently applied (except where such calculations otherwise require), and shall be accompanied by a certificate in the form of Exhibit A hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement, including the financial tests set forth in Section 13(j)(iii):  (i) no later than fifteen (15) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of (A) CRDE and (B) the Borrowers, in each case certified by the Chief Financial Officer of Borrower; (ii) no later than forty-five (45) days after the end of each of the first three quarters of Borrower’s Fiscal Year, copies of internally prepared financial statements, including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus for Borrower on a consolidated basis, certified by the Chief Financial Officer of Borrower; and (iii) no later than ninety (90) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements of Borrower on a consolidated basis, with an unqualified opinion as to the audited financial statements by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender.  The report of such accounts shall be accompanied by copies of any management letters sent to the Borrower by such accountants.

(d)                                 Annual Projections.  As soon as practicable and in any event not less than thirty (30) days prior to the beginning of each Fiscal Year, Borrower shall deliver to Lender projected balance sheets, statements of income and cash flow for Borrower on a consolidated basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

(e)                                  Explanation of Budgets and Projections.  In conjunction with the delivery of the annual presentation of projections or budgets referred to in Subsection 9(d) above, Borrower shall deliver a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(f)                                    Invoices and Billing Statements.  After the Revolving Loan Agreement has been terminated, promptly following request therefor by Lender, Borrower shall provide copies of sales journals, cash receipt journals, and deposit slips, copies of service invoices, customer statements and credit memoranda issued, remittance advices and reports, evidence of billing and copies of shipping and delivery documents, each as applicable to Borrower.

(g)                                 Obligor Financial Statements and Tax Returns.  Borrower shall cause each Obligor to deliver to Lender such Obligor’s annual financial statement (in form acceptable to

Lender) and a copy of such Obligor’s federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due or, if earlier, on the date when available.

(h)                                 Other Information.  Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.  This may include, without limitation, a monthly certificate from the President and Chief Financial Officer of Borrower showing Borrower’s compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default has occurred or event that, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default.

(i)                                     Post-Closing Review.  Within thirty (30) days after any Permitted Acquisition, Lender shall conduct (or a firm, consultant, advisor or other third party hired by the Lender), at Borrower’s cost, a post-closing audit and review, which post-closing review shall include (whether conducted after the Original Closing Date or after a Permitted Acquisition), without limitation, (i) a review of the books, records and accounting systems of Borrower, (ii) a review and final verification of all add-backs used in determining the final pro forma financial statements of Borrower, and (iii) a review of healthcare regulatory compliance matters (“Post-Closing Review”).

(j)                                     Public Reporting.  Promptly upon the filing thereof, each Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

10.                                 TERMINATION; AUTOMATIC RENEWAL; EARLY TERMINATION FEE.

(a)                                  This Agreement shall be in effect from the Original Closing Date until June 16, 2007 (the “Term”), unless earlier terminated in accordance with the provisions of this Agreement; provided that all Obligations shall be due and payable upon the termination, whether by acceleration or maturity, of the Revolving Loan Agreement with BHF, unless otherwise provided herein.

(b)                                 If this Agreement expires, then (i) Lender shall not make any additional Term Loans on or after the date identified as the date on which the Obligations are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Obligations are paid in full.  At such time as Borrower has repaid all of the Obligations and this Agreement has terminated, Borrower shall deliver to Lender an indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account.

(c)                                  Borrower may terminate this Agreement at any time but only upon sixty (60) days prior written notice and prepayment of all Obligations.  In the event that the Term Loan (other than as a result of a mandatory prepayment pursuant to subsection 2(c)) or

Revolving Loans (except in respect of the circumstances described in Section 10(e) of the Revolving Loan Agreement) are prepaid by Borrower for any reason prior to the expiration of the Term, the entire principal balance, together with all accrued and unpaid interest on any Term Loans then outstanding, shall be immediately due and payable on the effective date of such termination, together with the Make Whole Amount and all other Obligations of Borrower.

(d)                                 Any prepayment of the Term Loan (other than a mandatory prepayment made pursuant to the prepayment provisions described in Section 2(c) hereof) shall also be accompanied by a prepayment fee, equal to the Make Whole Amount.  The following definitions shall apply:

(i)                                     “Make Whole Amount” means the positive difference, if any, between (x) the Remaining Payment Amount immediately prior to any prepayment of that portion of the Term Loan which is being prepaid and (y) the principal balance of the Term Loan being prepaid as of the date of any such prepayment; and

(ii)                                  “Remaining Payment Amount” means the sum of (x) amount of each future and unpaid scheduled payment of principal and interest on the Term Loan, that would be due on or after the date of a prepayment of the Term Loan if no payment of the Term Loan were made prior to the end of the Term, plus (y) the amount of all Term Loan related fees which would have been earned by Lender from the date of prepayment through the end of the Term if no payment of the Term Loan were made prior to the end of the Term.

Lender shall provide Borrower with a written calculation of the Make Whole Amount due from Borrower hereunder, which calculation shall be presumptively correct absent manifest error.

(e)                                  Borrower may prepay all of the Term Loan Obligations, without payment of a prepayment fee, upon written notice to Lender within sixty (60) days after the end of the first year of the Term, if Lender does not fund any new Term Loan (beyond the initial Term Loan funding) during the first twelve (12) months of the Term hereof, provided that no Default or Event of Default then exists.

(f)                                    Notwithstanding anything in this Agreement to the contrary, if the funding obligations of BHF under the Revolving Loan Agreement terminates for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the expiration of the Term of this Agreement, the entire principal balance, together with accrued and unpaid interest on any Obligations under this Agreement and all Revolving Loan Obligations then outstanding, including, without limitation, a prepayment fee equal to (i) the Make Whole Amount due under this Agreement, and (ii) the Make Whole Amount due under the Revolving Loan Agreement, shall be immediately due and payable on the effective date of such termination.  Notwithstanding the foregoing, in the event that Borrower prepays the Revolving Loan Obligations under the Revolving Loan Agreement solely as a result of the circumstances described in Section 10(e) of the Revolving Loan Agreement, the prepayment of the Obligations under this Agreement shall be prepaid without payment of any prepayment fee, and Borrower shall not have to pay (I) a prepayment fee equal to the Make

Whole Amount under this Agreement, nor (II) a prepayment fee equal to the Make Whole Amount under the Revolving Loan Agreement.

11.                                 REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of the Original Closing Date, shall remain true until the repayment in full and satisfaction of all the Obligations and termination of this Agreement, and shall be remade by Borrower at the time each Term Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date.

(a)                                  Financial Statements and Other Information.  The financial statements and other information delivered or to be delivered by Crdentia to Lender on the Original Closing Date fairly present in all material respects the financial condition of Borrowers, and there has been no material adverse change in the financial condition, the operations or any other status of Borrowers, taken as a whole, since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement.  All written information now or heretofore furnished by Borrower to Lender is true and correct in all material respects as of the date with respect to which such information was furnished, other than budgets and projections, which represent Borrowers’ good faith estimate of the matters contained therein.

(b)                                 Locations; Certain Collateral.  The office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 11(b) and at other locations within the continental United States of which Lender has been advised by Borrower in accordance with Subsection 12(b)(i).  The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 11(b), and at other locations within the continental United States of which Lender has been advised by Borrower in writing in accordance with Subsection 12(b)(i) hereof.  Schedule 11(b) hereto contains a complete listing of all of the following assets of Borrower as of May 5, 2005: (a) Intellectual Property which is subject to registration statutes and licenses of Intellectual Property to which Borrower is a party (whether as licensor or licensee), (b) Instruments (other than Instruments deposited for collection in the ordinary course of business), (c) Deposit Accounts, (d) Investment Property, (e) Letter-of-Credit Rights, (f) Chattel Paper, (g) Documents, (h) Commercial Tort Claims, (i) Collateral which is subject to certificate of title statutes, and (j) tangible Collateral located with any bailee, warehousemen or other third parties.

(c)                                  Loans by Borrower.  Borrower has not made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business.

(d)                                 [Left Blank].

(e)                                  Liens.  Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all Liens, other than the Liens in favor of BHF and other Permitted Liens.

(f)                                    Organization, Authority and No Conflict.  Borrower is a corporation or limited partnership, duly organized, validly existing and in good standing in the State of its organization, its state organizational identification number is as set forth on the Information Certificate and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if Borrower is not so qualified, Borrower may cure any such failure without losing any of its rights, incurring any Liens or material penalties, or otherwise affecting Lender’s rights.  Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.  Borrower’s execution, delivery and performance of this Agreement and the Other Agreements do not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on Borrower, and Borrower’s execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any Lien upon any of Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected.

(g)                                 Litigation.  Except as disclosed to Lender on Schedule 11(g) hereto, as of May 5, 2005, there are no actions or proceedings which are pending or, to the best of Borrower’s knowledge, threatened in writing against Borrower, which are, reasonably likely to have a Material Adverse Effect on Borrower.

(h)                                 Compliance with Laws and Maintenance of Permits.  Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower.  Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on Borrower.

(i)                                     Affiliate Transactions.  Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Subsection 11(c) and Subsection 13(h) hereof, Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j)                                     Names and Trade Names.  Borrower’s name, for the past five years, has always been as set forth on the first page of this Agreement and Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k)                                  Equipment.  Except for Liens in favor of BHF and other Permitted Liens, Borrower has good and indefeasible and merchantable title to and ownership of all Equipment.  No Equipment is a Fixture to real estate unless such real estate is owned by Borrower and is subject to a mortgage in favor of Lender (subject to the rights of BHF) or, if such real estate is leased, is subject to a landlord’s agreement in favor of (subject to the rights of BHF) Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a second priority Lien in favor of Lender (subject to the rights of BHF).

(l)                                     Enforceability.  This Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

(m)                               Solvency.  Borrowers on a consolidated basis are, after giving effect to the transactions contemplated hereby, solvent, able to pay their debts as they become due, have capital sufficient to carry on their business, now own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay their debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n)                                 Indebtedness.  Except as set forth on Schedule 11(n) hereto, Borrower is not obligated (directly or indirectly) for any Indebtedness other than the Loans and Indebtedness to BHF, and Schedule 11(n) hereto describes all Indebtedness of the Borrower existing as of May 5, 2005, including, without limitation, any Indebtedness permitted under Section 13(a).

(o)                                 Margin Security and Use of Proceeds.  Borrower does not own any margin securities, and none of the proceeds of the Term Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p)                                 Parent, Subsidiaries and Affiliates.  Except as set forth on Schedule 11(p) hereto or as otherwise permitted hereunder, including under Section 13(c) hereof, Borrower has no Parents, Subsidiaries or other Affiliates, nor is Borrower engaged in any joint venture or partnership with any other Person.

(q)                                 No Defaults.  Except as set forth on Schedule 11(q) hereto, Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which would have, in either case, a Material Adverse Effect on Borrower.

(r)                                    Employee Matters.  As of the Closing Date, there are no controversies pending or threatened between Borrower and any of its employees, agents or independent contractors, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on Borrower, and Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such noncompliance which would not have a Material Adverse Effect on Borrower.

(s)                                  Intellectual Property.  Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on Borrower.

(t)                                    Environmental Matters.  Except as set forth on Schedule 11(t) hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law, or any license, permit, certificate, approval or similar authorization thereunder, and the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which would have a Material Adverse Effect on Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials.  Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u)                                 ERISA Matters.  Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a Lien against any of its properties or assets.

(v)                                 Reimbursement.  Borrower has provided to Lender copies of all service contracts with Account Debtors, to the extent required by the Lender.  Borrower is in compliance in all material respects with such contracts and is entitled to reimbursement under such contracts.

(w)                               Compliance with Healthcare Regulations.

(i)                                     Borrower is not subject to compliance with any Healthcare Regulations, including without limitation, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191, 110 Stat. 1936 (1996)) and the federal physician self-referral laws (42 U.S.C. § 1395nn);

(ii)                                  Borrower has obtained all necessary licenses and accreditations to operate its business as now conducted, and currently is in compliance with all statutory and regulatory requirements applicable to it, the failure of which would have a Material Adverse Effect upon Borrower; and

(iii)                               All persons providing professional health care services for or on behalf of Borrower (either as an employee or independent contractor) are appropriately licensed in every jurisdiction in which they hold themselves out as professional health care providers.

(x)                                   Immigration Matters.  Borrower has complied with applicable United States immigration law requirements, including without limitation the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (Pub. L. No. 104-193), as such laws apply to Borrower’s recruitment of international temporary professional health care service providers.

(y)                                 Licenses, Permits, etc.  Borrower has all necessary federal, state and local licenses, permits, registrations, certifications and other approvals required in order to conduct any healthcare activity in which it is currently engaged; the failure of Borrower to have such licenses, permits, registrations, certifications and other approvals would have a Material Adverse Effect on the Borrower and any Person that provides any healthcare services for or on behalf of Borrower (either as an employee or independent contractor) holds the required federal, state and local licenses that are necessary to legally perform such services and are not suspended or limited in any way; and, except as set forth on Schedule 11(y) hereto, Borrower is in good standing with the respective governmental, quasi-governmental and other third party payors and regulatory agencies that are involved in such healthcare activities.

(z)                                   Collective Enterprise.  Borrowers are engaged in the businesses of providing staffing in the healthcare industry as of the Closing Date, as well as in certain other businesses.  These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole.  Borrowers have requested the Lender make credit available hereunder primarily for the purposes of Subsection 12(g) and generally for the purposes of financing the operations of Borrowers.  Each Borrower expects to derive benefit (and the Board of Directors of each Borrower has determined that such Borrower may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lender hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower is dependent on the continued successful performance of the functions of the group as a whole.  Each Borrower acknowledges that, but for the agreement of each of the other Borrowers to execute and deliver this Agreement, Lender would not have made available the credit facilities established hereby on the terms set forth herein.

(aa)                            Acquisition.  Each Acquisition has been consummated pursuant to the terms of the applicable Acquisition Documents and in compliance with all applicable laws.  Borrower has provided to Lender complete copies of the Acquisition Documents, including all schedules, exhibits and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the term thereof.  None of such agreements and documents has been amended or supplemented, nor have any of the provisions thereof been waived by the parties thereto, except pursuant to a written agreement or agreement which has heretofore been delivered to the Lender.

(bb)                          Certain Financial Information.  The following have been delivered to Lender as of the Original Closing Date:  (i) internally prepared financial statements of Borrower for the most recent month end and (ii) projections in form and detail satisfactory to Lender giving effect to each Permitted Acquisition.

12.                                 AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

(a)                                  Maintenance of Records.  Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 11(b) or such other location that is notified to Lender in writing.

(b)                                 Notices.  Borrower shall:

(i)                                     Locations.  Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of the location of Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrower has previously advised Lender that such Goods will be used.

(ii)                                  Litigation and Proceedings.  Promptly upon becoming aware thereof (but in no event later than three (3) days after so becoming aware), notify Lender of (i) any actions or proceedings that are greater than $50,000, individually or in the aggregate, which are pending or threatened against Borrower and (ii) any Commercial Tort Claims of Borrower which may arise which involve an amount in controversy in excess of Fifty Thousand and No/100 Dollars ($50,000.00), which notice shall constitute Borrower’s authorization to amend Schedule 11(b) to add such Commercial Tort Claim

(iii)                               Names and Trade Names.  Notify Lender within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(iv)                              ERISA Matters.  Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan

(“Plan”) covering any officers or employees of the Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(v)                                 Environmental Matters.  Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any noncompliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(vi)                              Default; Material Adverse Change.  Promptly advise Lender of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower, the occurrence of any Default or Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

(vii)                           Subordinated Debt.  Promptly advise Lender of any default or any event which, with the giving of notice or lapse of time, or both, would constitute a default, under any subordination agreement relative to Subordinated Debt, or any agreement, instrument or document evidencing or relating to any Subordinated Debt, and a certificate of a authorized officer of Borrower specifying the nature thereof and Borrower’s proposed response thereto, in reasonable detail; provided that Borrower shall immediately advise Lender of a Travmed Subordinated Debt Default.

All of the foregoing notices shall be provided by Borrower to Lender in writing.

(c)                                  Compliance with Laws and Maintenance of Permits.  Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrower, and Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on Borrower.  Following any determination by Lender that there is noncompliance, or any condition which requires any action by or on behalf of Borrower in order to avoid noncompliance, with any Environmental Law, at Borrower’s expense, cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

(d)                                 Inspection and Audits.  Upon five (5) Business Days prior written notice so long as no Default or Event of Default exists, Borrower shall permit Lender, or any Persons designated by it, to call at Borrower’s places of business at any reasonable times during normal business hours and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower’s business as Lender may consider reasonable under the circumstances.  Borrower shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request.  Lender, through its officers, employees or agents, shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise, provided that, prior to the occurrence of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in Borrower’s name.  Borrower authorizes Lender to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrower with Borrower’s independent public accountants, which shall be attended by a representative of Borrower.  Any such discussions shall be without liability to Lender or to Borrower’s independent public accountants.  Borrower shall pay to Lender all customary fees (currently Eight Hundred Fifty and No/100 Dollars ($850.00) per person, per day) and all reasonable costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Obligations hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Term Loans hereunder; provided, however, that so long as no Event of Default has occurred, Borrower shall not pay for more than four (4) audits in any Fiscal Year, except for any audits of a Target in connection with a proposed Acquisition.

(e)                                  Insurance.  Borrower shall:

(i)                                     Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to BHF and Lender).  Certificates of insurance or, if requested by Lender, original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days after the Original Closing Date, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to BHF and Lender, as their interests appear.  Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled (ten (10) days for non-payment of premiums) and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.  In addition, Borrower shall cause to be executed and delivered to

BHF and the Lender, as their interests may appear, an assignment of proceeds of its business interruption insurance policies.  Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to BHF and the Lender, as their interests may appear.  Subject to the rights of BHF in and to the Collateral and insurance proceeds, Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Borrower may make, settle and adjust claims involving less than $100,000.00 in the aggregate without Lender’s consent.

(ii)                                  Maintain, at its expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to Lender and certificates of insurance or, if requested by Lender, original (or certified) copies of such policies have been or shall be, within ninety (90) days after the Original Closing Date, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days’ written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable.  Such insurance, if obtained by Lender, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above.  All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Term Loans hereunder, shall be payable on demand by Borrower to Lender and, until paid, shall bear interest at the highest rate then applicable to Term Loans hereunder.

(f)                                    Collateral.  Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects.  Borrower shall permit Lender to examine any of the Collateral at any time during normal business hours (so long as no Default or Event of Default exists) and wherever the Collateral may be located and, Borrower shall, promptly upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Collateral.  Borrower shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of BHF and the Lender hereunder.  If, prior to the termination of this Agreement, Borrower shall obtain rights to any new Collateral of the type described in the last sentence of Subsection 11(b), Borrower shall notify Lender in writing (with reasonable detail) of such changes at least once every thirty (30) days.  Borrower hereby authorizes Lender to unilaterally modify this Agreement by amending Schedule 11(b) to include any such Collateral.  Notwithstanding the foregoing, Borrower hereby agrees that Lender’s security interest shall extend to all such Collateral, regardless of whether Lender actually amends Schedule 11(b).

(g)                                 Use of Proceeds.  All monies and other property obtained by Borrower from Lender pursuant to this Agreement shall be used solely for (i) payment of a portion of the purchase price for certain Permitted Acquisitions plus transaction fees and expenses related thereto, and (ii) business purposes of Borrower.

(h)                                 Taxes.  Borrower and any other Obligor shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any Liens for taxes to be promptly released; provided, that Obligor shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Obligor’s financial statements; and (ii) the contesting of any such payment does not impair the enforceability, validity or priority of the Lender’s Liens.  If Obligor fails to pay any such taxes and in the absence of any such contest by Obligor, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any Lien therefor, and any sums so advanced by Lender shall constitute Term Loans hereunder, shall be payable by Obligor to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Term Loans hereunder.

(i)                                     Intellectual Property.  Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrower.

(j)                                     Staffing Contracts.  Borrower shall promptly provide true and complete copies to Lender of all material staffing or similar contracts and, to the extent requested by Lender, deliver to Lender a collateral assignment agreement with respect to such contracts.

(k)                                  Billing and Collection System Access.  After the Original Closing Date and, if feasible based on Borrower’s accounting system, Borrower shall provide electronic access to Lender to its billing and collection system, on a read-only basis, for purposes of permitting Lender to inspect and verify billing and collections transactions and related data in connection with the Collateral, from time to time.

13.                                 NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and termination of this Agreement, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Borrower’s covenants hereunder in any specific instance, Borrower agrees as follows:

(a)                                  Indebtedness.  Borrower shall not create, incur, assume or become obligated (directly or indirectly), for any Indebtedness for Borrowed Money other than the Term Loans and the Revolving Loans, except that Borrower may (i) maintain its present Indebtedness listed on Schedule 11(n) hereto; and (ii) incur purchase money Indebtedness or Capital Lease Obligations in connection with Capital Expenditures permitted pursuant to Section 14 hereof.  Borrower shall not incur any Subordinated Debt without the prior written consent of Lender (which shall include an indefinite standstill of remedies and payment blockage rights during any Event of Default), nor during the existence of an Event of Default, make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with any subordination agreement relative thereto or the subordination provisions thereof or hereof, or grant any Liens on any of its assets to secure such Subordinated Debt, or amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt after Lender consents thereto.

(b)                                 Liens.  Borrower shall not grant or permit to exist (voluntarily or involuntarily) any Lien on any of its assets, other than Permitted Liens.

(c)                                  Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

(i)                                     Borrower shall not, without the prior written consent of Lender:  (A) enter into any merger or consolidation; provided that (i) any Borrower (other than CRDE, AHHC, Care Pros, HIP, HIP LLC, Travmed, Prime Staff and MMSO) may merge with and into Crdentia so long as Crdentia is the surviving entity, and (ii) any Borrower (other than CRDE, AHHC, Care Pros, HIP, HIP LLC, Travmed, Prime Staff, MMSO and Crdentia) may merge with another Borrower (other than CRDE, AHHC, Care Pros, HIP, HIP LLC, Travmed, Prime Staff, MMSO and Crdentia), (B) change the state of Borrower’s organization or enter into any transaction which has the effect of changing Borrower’s state of organization, except in connection with a merger permitted in clause (A) above; (C) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business or as permitted under Section 7; (D) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (E) enter into any other transaction outside the ordinary course of Borrower’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest, subject to clause (iii) below.

(ii)                                  Borrower shall not form any new Subsidiaries or enter into any joint ventures or partnerships with any other Person, without the prior written consent of Lender unless (A) Crdentia (or such other Borrower) pledges all of the equity interests of such new Subsidiary to Lender, and (B) such entity enters into a joinder agreement or similar agreement in which such entity becomes a party to this Agreement, jointly and severally liable for the Obligations and pledges to Lender all of its assets as Collateral hereunder.

(iii)                               Notwithstanding the provisions of Section 13(c)(i)(A) above, Crdentia may enter into certain Permitted Acquisitions with the prior written consent of Lender in its sole discretion.

(d)                                 Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership, limited liability company or other type of entity) to any Person; provided, that (i) any Borrower may pay a dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership, limited liability company or other type of entity) to Crdentia to pay professional fees, franchise taxes and other ordinary course of business operating expenses incurred by Crdentia solely in its capacity as parent corporation of Borrower, (ii) any Borrower may pay a dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership, limited liability company or other type of entity) to another Borrower, and (iii) Crdentia may pay customary stock dividends to holders of its Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock.

(e)                                  Investments; Loans.  Borrower shall not purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than investments in the stock of a Borrower, investments in connection with Permitted Acquisitions under Sections 2(b) and 13(c)(iii), direct obligations of the United States or of any State of the United States or political subdivision thereof, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States or of any State of the United States or political subdivision thereof; nor shall Borrower lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses and extensions of credit to customers arising in the ordinary course of business.

(f)                                    Fundamental Changes, Line of Business.  Borrower shall not enter into a new line of business materially different from Borrower’s current business.  Borrower further agrees that no Borrower shall amend its organizational documents or change its Fiscal Year if such actions (i) would have a Material Adverse Effect on the Borrower; (ii) would affect the obligations of Borrower to Lender; or (iii) would affect the interpretation of any of the terms of this Agreement or the Other Agreements unless Lender has provided written consent after receiving not less than thirty (30) days’ prior written notice of such actions

(g)                                 Equipment.  Borrower shall not (i) permit any Equipment to become a Fixture to real property unless such real property is owned by Borrower and is subject to a mortgage in favor of Lender or, if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority Lien in favor of Lender.

(h)                                 Affiliate Transactions.  Except as set forth on Schedule 11(i) hereto or as permitted pursuant to Subsection 11(c) hereof, Borrower shall not conduct, permit or suffer to be conducted, transactions with Affiliates other than (i) investments by Affiliates in a Borrower; (ii) the provision of employment, management and consulting services approved by Borrower’s compensation committee; and (iii) other transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(i)                                     Settling of Accounts.  Borrower will not make without concurrent written notice provided to Lender, any agreement with any Account Debtor for any extension of the time for payment of the Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefore, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by Borrower in the ordinary course of its business consistent with its historical practices and as disclosed to Lender in writing; provided, that following the occurrence and during the continuance of a Default an Event of Default, Borrower shall not settle or adjust any Account without the consent of Lender.

(j)                                     Restricted Payments.  Until the termination of this Agreement, Borrower shall not make any direct or indirect payment or prepayment, in cash, in kind, or otherwise, with respect to the following Indebtedness, except as provided in clauses (i), (ii) and (iii) below:

(i)                                     Seller Notes.  Scheduled payments of principal and interest under any Seller Note or other instrument of Subordinated Debt may be paid if, and only to the extent that, at the time of any such payment no Event of Default then exists or would result from the making of such payment.

(ii)                                  Management/Advisory Fees.  Scheduled payments in respect of any management fees, advisory fees or similar fees payable by any Borrower to any other Borrower may be paid if, and only to the extent that, at the time of any such payment no Event of Default described in this Agreement then exists or would result from the making of such payment.

(iii)                               Subordinated Debt.  Scheduled payments in respect of Subordinated Debt may be made only if either:  (a) the Borrower has Excess Availability of $500,000, or (b) the Borrower is in compliance with its financial covenants both before and after the Subordinated Debt payment.

(k)                                  Restricted Locations.  Borrower shall not move any of its books or records or any of its other assets of any kind to its offices located at (i) 3000 S. 31st St. #301, Temple, Arizona 76502 or (ii) 5151 E. Broadway #1530, Tucson, Arizona 85711.

(l)                                     Payments to Travmed.  Immediately upon the occurrence of a Travmed Subordinated Debt Default, (i) Borrower shall not, and shall not permit any Subsidiary or Affiliate to, directly or indirectly, make any payment (including the payment of any proceeds of a Loan or the payment of proceeds of any Collateral) to Travmed, and (ii) BHF shall have no further obligation to make any Loans against the accounts receivable of Travmed and all accounts receivable of Travmed shall be immediately removed from the Revolving Borrowing Base Amount.

14.                                 FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)                                  Tangible Net Worth.  Borrower’s Tangible Net Worth, on a consolidated basis, shall not at any time be less than the Minimum Tangible Net Worth; “Minimum Tangible Net Worth” being defined for purposes of this Subsection as (i) ($5,000,000) at all times through June 30,2005, and (ii) thereafter, from the last day of each fiscal quarter of the Borrowers through the day prior to the last day of each immediately succeeding fiscal quarter of the Borrowers, the Minimum Tangible Net Worth during the immediately preceding period plus seventy-five percent (75%) of the Borrowers’ consolidated net income (but without reduction for any net loss) for the Fiscal Year ending on the first day of such period as reflected on the Borrowers’ audited year end financial statement; and “Tangible Net Worth” being defined for purposes of this Subsection as the Borrowers’ shareholders’ equity (including retained earnings) less the book value of all intangible assets of the Borrowers as determined solely by Lender on a consistent basis plus the amount of any Subordinated Debt of the Borrowers, all as determined on a consolidated basis under GAAP applied on a basis consistent with the financial statement dated March 31, 2005 except as set forth herein;

(b)                                 Senior Debt Service Coverage Ratio.  As of the last day of each applicable period, the ratio of the Borrower’s Operating Cash Flow to Borrower’s Senior Debt Service for each period set forth below (which ratio shall be tested as of the last day of each such period) must be at least the following:

Time Frame	Date Tested	Senior Debt Service Coverage Ratio	Based on

Quarterly	6/30/05	0.5 to 1.00	Trailing 3 months

Quarterly	9/30/05	1.00 to 1.00	Trailing 6 months

Quarterly	12/31/05	1.15 to 1.00	Trailing 9 months

Quarterly	3/31/06	1.5 to 1.00	Trailing 12 months

Quarterly	6/30/06 and each fiscal quarter thereafter	1.5 to 1.00	Trailing 12 months

(c)                                  Minimum EBITDA.  Borrower shall not permit EBITDA of Borrower to be less than the amount set forth below for the corresponding period set forth below:

Time Frame	Date Tested	Minimum EBITDA	Based on

Quarterly	6/30/05	$100,000	Trailing 3 months

Quarterly	9/30/05	$300,000	Trailing 6 months

Quarterly	12/31/05	$600,000	Trailing 9 months

Quarterly	3/31/06	$1,000,000	Trailing 12 months

Quarterly	6/30/06 and each fiscal quarter thereafter	$1,000,000	Trailing 12 months

(d)                                 Term Loan Debt Leverage Ratio.  Borrower shall not permit the ratio of Term Loan Debt to EBITDA to be more than the following for each period set forth below:

Time Frame	Date Tested	Coverage	Based on:

Quarterly	3/31/06	2.70 to 1	Trailing 12 Months
Quarterly	6/30/06 and each fiscal quarter thereafter	2.50 to 1	Trailing 12 Months

(e)                                  Capital Expenditure Limitations.  Borrowers shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired would exceed $500,000 during any Fiscal Year.

(f)                                    Operating Lease Obligations.  Borrower shall not incur operating lease obligations requiring payments in excess of $700,000 in the aggregate during any Fiscal Year of Borrower.

15.                                 DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

(a)                                  Payment.  The failure of any Obligor to pay when due, declared due, or demanded by Lender, any of the Obligations or the Revolving Loan Obligations.

(b)                                 Breach of This Agreement, the Other Agreements and the Revolving Loan Agreement.  The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements or the Revolving Loan Agreement; provided that (i) any such failure by Borrower under Subsections 12(b)(i), (iv), (v) and 12(i) of this Agreement (or the Revolving

Loan Agreement) shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof, and (ii) any such failure by Borrower under Subsections 12(b)(ii) and (v) of this Agreement (or Subsections 12(b)(iii) and 12(b)(vi) of the Revolving Loan Agreement) shall not constitute an Event of Default hereunder until the fifth (5th) day following the occurrence thereof (including any grace periods thereto).

(c)                                  Breach of Subordination Agreement  The failure of any Person to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Person under any Subordination Agreement.

(d)                                 Breaches of Other Obligations.  The failure of Obligor to pay when due or within any applicable grace period any obligation of Obligor in excess of $100,000 (other than its Obligations under this Agreement) for the payment of Indebtedness, other than Subordinated Debt that is not paid when due to the operation of the requirements of subordination hereunder, or the becoming due and payable, or declaration to be due any payable, of such obligation before the expressed maturity of the obligation, or the occurrence of an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(e)                                  Breach of Representations and Warranties.  The making or furnishing by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements, or in connection with any other agreement between such Obligor and Lender which is untrue or misleading in any material respect as of the date made.

(f)                                    Loss of Collateral.  The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $100,000 in excess of insurance in the aggregate for all such events during any year of the Term as determined by Lender in its reasonable discretion determined in good faith, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.

(g)                                 Levy, Seizure or Attachment.  The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral with a value in excess of $100,000.

(h)                                 Bankruptcy or Similar Proceedings.  The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Term Loans to Borrower during such forty-five (45) day period or, if earlier, until such proceedings are dismissed.

(i)                                     Appointment of Receiver.  The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that, if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Lender shall have no obligation to make Term Loans to Borrower during such forty-five (45) day period or, if earlier, until such proceedings are dismissed.

(j)                                     Judgment.  The entry of any judgments or orders aggregating in excess of confirmed insurance coverage in an amount of $100,000 or more against any Obligor which remain unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

(k)                                  Default or Revocation of Guaranty; Subordination Agreement.  The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Obligations, has granted Lender a Lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Obligations or has subordinated indebtedness in whole or in part to the Obligations.

(l)                                     Change of Ownership/Management.  If any of the following events occurs: (i) Jim Durham shall cease to be (x) the owner of 1,000,000 shares of the issued and outstanding capital stock of Crdentia, and (y) the Chief Executive Officer of Crdentia at any time, (ii) Pam Atherton shall cease to be the President of the Borrower at any time, and (iii) Fred Toney shall cease to be a director of the Borrower at any time, unless Borrower has received Lender’s written consent for a replacement of Jim Durham, Pam Atherton, or Fred Toney, as applicable, within 30 days of such notification (such consent not to be unreasonably withheld).

(m)                               Material Adverse Change.  Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Lender in its sole judgment or the occurrence of any event which, in Lender’s sole judgment, could have a Material Adverse Effect.

(n)                                 Governmental Authorizations.  A Government Authority shall have revoked any Governmental Authorization of Borrower that results in the cessation of business.

(o)                                 Failure to Maintain Third-Party Payroll Tax Service Provider.  The failure to maintain a contractual relationship with a payroll tax service provider, acceptable to Lender, at any time.

(p)                                 [Intentionally Deleted]

(q)                                 Breach of Certain Obligations.  Notwithstanding anything in Section 15(d) to the contrary, the occurrence of a Travmed Subordinated Debt Default.

16.                                 REMEDIES UPON AN EVENT OF DEFAULT.

(a)                                  Upon the occurrence and during the continuance of an Event of Default described in Subsection 15(g) hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind.  Upon the occurrence of any other Default or Event of Default, all Obligations may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b)                                 Upon the occurrence and during the continuance of a Default or an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  In particular, but not by way of limitation of the foregoing, subject to the rights of BHF, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found and, may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrower’s premises without cost to Lender.  At Lender’s request, but subject to the rights of BHF, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrower.  Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Obligations under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.  Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.  Subject to the rights of BHF, any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Obligations, and in such order of application as Lender may from time to time elect.

17.                                 CONDITIONS PRECEDENT.

The obligation of Lender to enter into and perform this Agreement and to continue to make any Term Loan is subject to the satisfaction or waiver on or before the date hereof, of the following conditions precedent:

(a)                                  Lender shall have received four (4) originals of each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Exhibit B (the “Closing Document List”), or any supplement thereto pertaining to a Permitted Acquisition in each case in form and substance satisfactory to Lender (other than Notes, of which Lender shall receive one (1) original) executed by Borrower and other required Persons, as applicable;

(b)                                 Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement, in form and substance reasonably acceptable to Lender;

(c)                                  All of the obligations of Borrower to any prior lender (other than Subordinated Debt and BHF) as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial advances under the initial Loans on the Closing Date and all Liens of any such prior lender on any property of Borrower in respect thereof will be terminated immediately upon such payment;

(d)                                 Lender shall have received evidence satisfactory to it that the insurance policies required under Section 5 are in full force and effect, together with written evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such section;

(e)                                  Since March 31, 2004, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Lender in its reasonable credit judgment, determined in good faith;

(f)                                    Lender shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith, on or before disbursement of the Loans hereunder, including, without limitation, payment of all underwriting fees as agreed to by the parties;

(g)                                 Lender shall have reviewed the results of, and found such results acceptable, in its sole discretion, a takedown audit including verification of payment of all due and owing taxes;

(h)                                 Lender shall have received the results of an audit of the Target of any proposed Acquisition, which shall be satisfactory to Lender in its sole discretion;

(i)                                     There is no material default in any of the Borrower’s obligations under any contract to which Borrower is a party;

(j)                                     Borrower shall be in compliance with all applicable laws;

(k)                                  Lender shall have received an opinion from Borrower’s counsel, in form and substance reasonably acceptable to the Lender in connection with any Permitted Acquisition;

(l)                                     Borrower shall have delivered to Lender, with respect to each Deposit Account maintained by Borrower, a deposit account control agreement in form and substance satisfactory to the Lender, executed by the financial institution at which such Deposit Account is maintained;

(m)                               Borrower shall have delivered all due diligence materials pertaining to the Target and to Borrower to the Lender as Lender has requested;

(n)                                 Lender shall have reviewed general background verifications of select principals, officers and directors of the Target that will remain after the closing of any Acquisition;

(o)                                 Lender shall have received the Warrant Agreement, together with the Warrant Certificate contemplated therein, fully executed by Crdentia;

(p)                                 Lender shall have received the following stock pledges:  (i) by Crdentia of each of its direct and indirect Subsidiaries (including CRDE), and (ii) by CRDE of each of its direct and indirect Subsidiaries;

(q)                                 Lender shall have received satisfactory evidence that Borrower has secured the services of a third-party payroll tax service provider;

(r)                                    Lender shall have received a Subordination Agreement, in form and substance acceptable to Lender, with respect to any seller Indebtedness outstanding as of the Closing Date;

(s)                                  Lender shall have received an executed intercreditor agreement, in form and substance acceptable to Lender, from the Arizona Home Health Care / Private Duty, Inc. seller with respect to the account receivables of such seller; and

(t)                                    Lender shall have received the Makewell Agreement, in form and substance acceptable to Lender, executed by MedCap Partners L.P..

18.                                 JOINT AND SEVERAL LIABILITY.

(a)                                  Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)                                 The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Lender shall not incur liability to Borrowers as a result thereof.  To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies

Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Lender with respect to this Section 18 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(c)                                  Notwithstanding anything to the contrary contained herein, all Obligations of each Borrower hereunder shall be joint and several obligations of Borrowers.

(d)                                 Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers, and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations, would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”), or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(e)                                  Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine.  If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(f)                                    Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, a Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of a Borrower’s Obligations hereunder or for the payment of any guaranties of a Borrower’s Obligations or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine;

and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers.  Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(g)                                 Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers’ Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrowers’ Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(h)                                 Until the Obligations of Lender have been paid in full, no payment made by or for the account of a Borrower, including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

19.                                 RELEASES; INDEMNITIES.

(a)                                  To the fullest extent permitted by applicable law, in consideration of Lender’s entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which Borrower hereby acknowledges, Borrower, on its own behalf and on behalf of its successors (including, without limitation, any receiver or trustee acting on behalf of Borrower and any debtor-in-possession with respect to Borrower), assigns, subsidiaries and Affiliates (collectively, the “Releasors”), hereby forever release, discharge and acquit Lender and its parents, subsidiaries, shareholders, Affiliates, partners, trustees, officers, employees, directors, agents and attorneys and their respective successors, heirs and assigns (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) indebtedness and obligations (collectively, “Claims”) of every type, kind, nature, description or character, including, without limitation, any so-called “lender liability” claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might or be claimed to exist, of whatever kind or nature, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, fixed or contingent, each as though fully set forth herein at length, which may in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof with respect to Borrower, this Agreement, the Obligations, any Collateral, the Prior Agreements, any other Loan Document and any third parties liable in whole or in part for the Obligations, other than such Claims arising out of the gross negligence or willful misconduct of a Releasee.  This provision shall survive and continue in full force and effect whether or not Borrower shall satisfy all other provisions of this Agreement or the Loan Documents, including payment in full of the Obligations.

(b)                                 Each of the Releasors further agrees to indemnify the Releasees and hold the Releasees harmless from and against any and all such Claims (as such term is defined in the immediately preceding paragraph) which may be brought against any of the Releasees on behalf of any entity or Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of any of the Releasors, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other Loan Document, the Obligations, any Collateral or the Prior Agreements, other than such Claims arising out of the gross negligence or willful misconduct of a Releasee.  The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

20.                                 NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 233 South Wacker Drive, Suite 5350, Chicago, Illinois 60606, Attention:  Chief Credit Officer, facsimile number:  (312) 334-4450, and in the case of Borrower shall be sent to it at its principal place of business set forth on Schedule 11(b) hereto or as otherwise directed by Borrower in writing.  All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

21.                                 CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Borrower to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business.  If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business.  THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS,

INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER IN ACCORDANCE WITH THIS SECTION.

22.                                 MODIFICATION AND BENEFIT OF AGREEMENT.

This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower or such other Person who is a party to such Other Agreement and Lender.  Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Borrower’s rights, titles, interest, remedies, powers or duties hereunder and thereunder.  Borrower hereby consents to Lender’s sale, assignment, transfer, pledge or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or to Lender granting participations in the Obligations and related Loan Documents, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties.  Borrower agrees that it shall execute and deliver such documents as Lender may request in connection with the foregoing.  Borrower further consents to the pledge or collateral assignment and grant of a security interest, by Lender, in connection with its’ own financing, including all rights, benefits, warranties, representations, covenants, indemnities and remedies, and all proceeds of the foregoing, contained in this Agreement and any of the Other Agreements.

23.                                 HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

24.                                 POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and paid in full and this Agreement is terminated.

25.                                 CONFIDENTIALITY.

Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to Borrower which is (i) furnished by Borrower to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party, as long as such person or entity has been informed of Lender’s confidentiality obligation hereunder and has agreed to abide by its terms.  Borrower and Lender further agree that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, Borrower hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

26.                                 BROKERAGE FEES.

Borrower represents and warrants to Lender that, with respect to the financing transaction contemplated herein, no Person (other than Roth Capital Partners, LLC) is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold Lender harmless against any and all such claims.

27.                                 PUBLICITY.

Lender is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

28.                                 LIMITATION OF ACTIONS.

Borrower agrees that any claim or cause of action by Borrower against Lender, or any of Lender’s directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by Lender, or by Lender’s directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of Lender or any other Person authorized to accept service of process on behalf of Lender, within thirty (30) days thereafter.  Borrower agrees that such one-year period of time is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of Lender.  This provision shall survive any termination of this Agreement or any other agreement.

29.                                 LIABILITY.

Neither Lender nor any Lender Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if Lender has been advised of the possibility of such damages.  Neither Lender, nor any Lender Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of Lender, or any Lender Affiliate.

30.                                 COUNTERPARTS.

This Agreement, any of the Other Agreements, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

31.                                 ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof, “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrower in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

32.                                 WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a)                                  BORROWER AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTUOUS CONDUCT BY BORROWER OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER.  IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b)                                 Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c)                                  Borrower hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to Borrower, including, without limitation, any deposit account at Lender or such affiliate.

(d)                                 BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF-HELP, LENDER SHALL PROVIDE BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(e)                                  Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

33.                                 AMENDMENT AND RESTATEMENT.  This Agreement shall become effective, and shall amend and restate the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, upon the execution of this Agreement by Borrower and Lender; and from and after such effective time, (i) all references made to the “this Agreement” or “the Loan Agreement” in the Loan Documents or in any other instrument or document executed and/or delivered pursuant thereto shall, without anything further, be deemed to refer to this Agreement and (ii) the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, shall be deemed amended and restated, without novation, in its entirety hereby.  All the Other Agreements are hereby reaffirmed and shall continue in full force and effect.  Borrower acknowledges that the Term Loans and other Obligations evidenced by the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, including the Other Agreements and all the other instruments, documents and agreements executed and delivered in connection with the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, , have not been satisfied but instead have become part of the Term Loans and Obligations under this Agreement and under the other Loan Documents.  Borrower further acknowledges that all of the Liens granted by Borrower under the Original Loan Agreement, as amended by the First Term Loan Amendment, the Second Term Loan Amendment and the Third Term Loan Amendment, and all instruments, documents and agreements executed in connection therewith are hereby reaffirmed and shall continue hereafter to secure the Obligations under the Loan Documents, until all Obligations are repaid in full in cash and this Agreement is terminated.

SIGNATURE PAGES FOLLOW

Signature Page to Amended and Restated
Loan and Security Agreement – Term Loan

Signature Page to Amended and RestatedLoan and Security Agreement – Term Loan

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CRDENTIA CORP., a Delaware corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

BAKER ANDERSON CHRISTIE, INC., a California corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

NURSES NETWORK, INC., a California corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

NEW AGE STAFFING, INC., a Delaware corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

PSR NURSES, LTD., a Texas limited partnership

By:	PSR NURSE RECRUITING, INC.
Its:	General Partner

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

PSR NURSE RECRUITING, INC., a Texas corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

PSR NURSES HOLDINGS CORP., a Texas corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

CRDE CORP., a Delaware corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

ARIZONA HOME HEALTH CARE/PRIVATE DUTY, INC., an Arizona corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

CARE PROS STAFFING, INC., a Texas corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

HIP HOLDING, INC., a Delaware corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

HEALTH INDUSTRY PROFESSIONALS, L.L.C., a Michigan limited liability company

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

TRAVMED USA, INC., a North Carolina corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

GHS ACQUISITION CORPORATION, a Delaware corporation

By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

PRIME STAFF, LP, a Texas limited partnership

	By:	CRDE CORP.
	Its:	General Partner

	By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

MINT MEDICAL STAFFING ODESSA, LP, a Texas limited partnership

	By:	CRDE CORP.
	Its:	General Partner

	By:	/s/ Pamela G. Atherton
Pamela G. Atherton President

Signature Page to Term Loan Agreement

BRIDGE OPPORTUNITY FINANCE, LLC, a Delaware limited liability company

By	/s/ Randy Abrahams
Randy Abrahams Chief Executive Officer

ANNEX 1-DEFINED TERMS

“Account” shall mean all present and future accounts and payment intangibles (in respect of Staffing Services), as such terms are defined in the UCC, of Borrower, including, without limitation, all obligations for the payment of money (including, without limitation, all amounts due and owing from Government Authorities to the extent such amounts are deemed to be or construed to be general intangibles) arising out of the sale, lease, license or other disposition of goods or other Property or the rendering of services and all proceeds thereof.

“Account Debtor” shall mean, with respect to any Account, the Person obligated to pay under such Account.  The term “Account Debtor” specifically includes, without limitation, any insurer or Government Reimbursement Program.

“Acquisition” shall mean the purchase by Crdentia (or another Borrower) of all of the issued and outstanding equity interests or substantially all of the operating assets of any Person in the healthcare staffing industry pursuant to the Acquisition Documents.

“Acquisition Documents” shall mean all agreements, instruments and documents executed or delivered in connection with an Acquisition.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of Borrower, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by Borrower.

“Authorized Officer”  shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“BHF” shall mean Bridge Healthcare Finance, LLC.

“Borrowed Money” shall mean, as applied to any Person, without duplication, (a) all Indebtedness of such Person, (b) all debt of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all hedging, swap, or similar obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all debt of any partnership, limited liability company, or other entity (only if such partnership, limited liability company or other entity is a Borrower) of which such Person is a majority owner.

Annex 1 - 1

“Borrower” and “Borrowers” shall mean, individually and collectively, each of the Borrowers named in the first paragraph hereof provided that each reference to “Borrower” herein shall mean each Borrower individually and all Borrowers collectively, as the context requires.

“Borrowing Agent” shall mean Crdentia.

“Business Day” shall mean any day other than a Saturday, a Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capital Lease Obligations) by Borrowers during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers, excluding expenditures for any assets or equity interests acquired pursuant to a Permitted Acquisition.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, recorded as a “capital lease” on the balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” shall mean, as to any Person, indebtedness represented by obligations under a Capital Lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Closing Date” shall mean May 16, 2005.

“Closing Document List” shall have the meaning set forth in Section 17 hereof.

“Collateral” shall mean all of the property of Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

“Concentration Account” shall have the meaning set forth in Section 8(a) of the Revolving Loan Agreement.

“Contingent Liability” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any Indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Indebtedness, obligation or other liability guaranteed or supported thereby.

Annex 1 - 2

“CRDE” shall mean CRDE Corp., the Subsidiary of Crdentia formed to hold all Target entities acquired in Permitted Acquisitions, and shall mean, collectively, CRDE Corp. and each of its direct or indirect subsidiaries.

“CRDE Account Debtor Collection Lockbox Account” shall mean an account or accounts maintained at the Lockbox Bank into which all collections of Accounts of CRDE are paid directly; the CRDE Account Debtor Collection Lockbox Account shall be an account in the name of Lender (or Borrower for the sole benefit of Lender), and shall be the sole and exclusive property of Lender.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Derivative Obligations” shall mean every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

“EBITDA” shall mean, with respect to any period, net income of the Borrower, on a consolidated basis, after taxes for such period (excluding any after-tax gains or losses and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

“Eligible Account” shall have the meaning set forth in the Revolving Loan Agreement.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by BHF, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and (ii) the Revolving Borrowing Base Amount less the sum of the outstanding Revolving Loans, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable of the Borrower which remain unpaid more than thirty (30) days after the due dates thereof (except for professional fees and amounts

Annex 1 - 3

contested in good faith) as of the close of business on such date are treated as additional Revolving Loans outstanding on such date.

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on December 31st of each year.

“GAAP” shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods to the extent required under Section 1(b); provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

“Governmental Authorization” means any permit, license, registration, authorization, certificate, accreditation, plan, directive, consent order or consent decree of or from, or notice to, any Government Authority.

“Government Authority” means any federal, state, District of Columbia, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Government Reimbursement Program” shall mean (i) the Medicare program established under the Title XVIII of the Federal Social Security Act, the Federal Employees Health Benefit Program under 5 U.S.C. §§ 8902 et seq., the TRICARE program established by the Department of Defense under 10 U.S.C. §§ 1071 et seq. or the Civilian Health and Medical Program of the Uniformed Services under 10 U.S.C. §§ 1079 and 1086, (ii) the Medicaid program of any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Federal Social Security Act or (iii) any agent, administrator, intermediary or carrier for any of the foregoing.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are, or become, regulated under any Environmental Law (including, without limitation any that are, or become, classified as hazardous or toxic under any Environmental Law).

“Healthcare Regulations” means any and all current or future Laws relating to HMOs, healthcare service providers, Government Reimbursement Programs, Persons engaged in the Healthcare Service Business, healthcare-related insurance companies, or any other similar Person and any rule, regulation, directive, order or decision promulgated or issued pursuant thereto.  Healthcare Regulations shall include the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.),

Annex 1 - 4

federal anti-kickback statute (42 U.S.C. § 1320a-7b), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191, 110 Stat. 1936 (1996)) and the federal physician self-referral laws (42 U.S.C. § 1395nn).

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Derivative Obligations of such Person, (g) all Contingent Obligations, and (h) all liabilities of any partnership or joint venture of which such Person is a general partner or joint venturer.

“Information Certificate” means the document attached hereto as Exhibit C.

“Intellectual Property” shall mean all past, present and future:  trade secrets (including, without limitation, customer lists), know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Lender Affiliate” shall mean Lender’s directors, officers, employees, agents, attorneys or any other Person or entity affiliated with or representing Lender.

“Lien” shall mean any mortgage, pledge, claim, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, that is, or should be, accounted for as a Capital Lease.

“Loan Documents” shall mean this Agreement and the Other Agreements.

Annex 1 - 5

“Loans” shall mean all loans and advances made by Lender to or on behalf of Borrower hereunder or under the Revolving Loan Agreement.

“Lockbox” shall have the meaning specified in Subsection 8(a) hereof.

“Lockbox Bank” shall have the meaning specified in Subsection 8(a) hereof.

“Makewell Agreement” means that certain Makewell Agreement executed by MedCap Partners L.P., a Delaware limited partnership, dated as of the date hereof in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

“Maximum Revolving Loan Limit” means the maximum commitments of BHF under the Revolving Loan Agreement.

“Obligations” shall mean any and all obligations, liabilities and Indebtedness of Borrower to Lender (other than Revolving Loan Obligations), or to any parent, affiliate or subsidiary of Lender, of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Obligations.

“Operating Cash Flow” means, for any period, Borrower’s consolidated net income or loss (excluding the effect of any extraordinary gains or losses), determined in accordance with GAAP, plus or minus each of the following items on a consolidated basis, to the extent deducted from or added to the revenues of Borrower in the calculation of consolidated net income or loss: (i) depreciation; (ii) amortization and other non-cash charges; (iii) interest and fee expenses paid or accrued; (iv) total federal and state income tax expense determined as the accrued liability of Borrower in respect of such period, regardless of what portion of such expense has actually been paid by Borrower during such period; and (v) gain or loss on the sale of property, plant or equipment of Borrower; and (vi) management fees and other fees paid to subordinating creditors to the extent permitted hereunder, and under the applicable subordination agreement(s), but only to the extent any such item was expensed in the calculation of net income and after deduction for each of (a) federal and state income taxes, to the extent actually paid during such period; (b) any non-cash income and gains from the sale of property; and (c) all actual Capital Expenditures made during such period and not financed.

“Original Closing Date” shall mean August 31, 2004.

“Other Agreements” shall mean all agreements, makewell agreements, instruments and documents, other than this Agreement and the Revolving Loan Documents, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents,

Annex 1 - 6

assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender in connection with the Obligations or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower and, if Borrower is a partnership, the general partner of Borrower.

“PBGC” shall have the meaning specified in Subsection 12(b)(iv) hereof.

“Permitted Acquisition” shall have the meaning set forth in Section 2(b) hereof.

“Permitted Liens” shall mean (i) statutory Liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder in excess of fifteen (15) days or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower has maintained adequate reserves; (ii) Liens in favor of Lender; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower’s ability to use such real property for its intended purpose in connection with Borrower’s business; (iv) Liens in connection with purchase money indebtedness and Capital Leases otherwise permitted pursuant to this Agreement, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such Capital Leases; (v) Liens set forth on Schedule 1; (vi) Liens specifically permitted by Lender in writing; (vii) involuntary Liens securing amounts less than $50,000 and which are released or for which a bond acceptable to Lender in its reasonable credit judgment, determined in good faith, has been posted within ten (10) days of its creation; (viii) Liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings and as to which the Borrower has deposited with the Lender an amount sufficient in the Lender’s sole discretion to pay such taxes, together with all estimated interest and penalties in connection therewith; and (ix) Liens in favor of BHF.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in Subsection 12(b)(iv) hereof.

“Pledge Agreement” shall mean that certain Pledge Agreement dated as of August 31 2004 between Crdentia and Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the prime rate publicly announced by LaSalle Bank, N.A., in effect from time to time.

Annex 1 - 7

“Property” shall mean, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including capital stock in, and other securities of, any other Person.

“Revolving Borrowing Base Amount” shall have the meaning set forth in the Revolving Loan Agreement.

“Revolving Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Revolving Loan Documents” shall mean the Revolving Loan Agreement and all agreements, instruments and documents, executed by or on behalf of Borrower or any other Person and delivered to BHF in connection with the transactions contemplated by the Revolving Loan Agreement.

“Revolving Loan Obligations” shall mean all indebtedness and obligations of every kind and nature of Borrowers in respect of the Revolving Loan Documents.

“Revolving Loans” shall mean those certain Revolving Loans of BHF to Borrowers pursuant to the Revolving Loan Agreement.

“Seller Notes” shall mean, collectively, the notes listed on Schedule 11(n) hereto and any other notes representing Subordinated Debt incurred as a part of the purchase price of a Permitted Acquisition subject to a Subordination Agreement acceptable to the Lender.

“Senior Debt Service” means, for any period with respect to the Borrowers, the sum of payments made or required to be made by Borrower during such period for (i) interest only payments due on the Revolving Loans facility, and (ii) interest and scheduled principal payments due on any and all other Indebtedness for Borrowed Money excluding the Subordinated Debt.

“Staffing Services” means arranging to provide healthcare-related staffing services, long-term care or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Subordinated Debt” shall mean Indebtedness of Borrower or any Subsidiary of Borrower that is subordinated to the Obligations in a manner satisfactory to Lender, and contains terms, including, without limitation, payment terms, satisfactory to Lender.

“Subordination Agreements” shall mean, individually and collectively, all subordination agreements, intercreditor agreements, consent and similar agreements among either Borrower, Lender and any holder of Indebtedness, whether entered into on or prior to the date hereof or from time to time hereafter, together with all modifications, amendments and restatements of any of the foregoing, including, without limitation, the Subordination Agreements listed on Schedule 11(n) hereto in respect of the Seller Notes existing on the Original Closing Date.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class of

Annex 1 - 8

such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Tangible Net Worth” shall have the meaning specified in Subsection 14(a) hereof.

“Target” shall mean, the entity which is the subject of an Acquisition.

“Term” shall have the meaning specified in Section 10 hereof.

“Term Loan “ shall have the meaning specified in Subsection 2(a) hereof.

“Total Debt Service” means, for any period, the sum of payments made (or, as to clause (i) of this sentence, required to be made) by Borrower, on a consolidated basis, during such period for (i) Senior Debt Service, (ii) interest, fees and scheduled principal payments due on the Term Loans, (iii) pursuant to the scheduled Subordinated Debt payments permitted by this Agreement and the applicable subordination agreement, and (iv) interest and scheduled principal payments due on any and all other Indebtedness for Borrowed Money of Borrower.

“Travmed Subordinated Debt” shall mean the Indebtedness of Borrower owed to Robert Litton, Steve Williams, or any other Person, including all of their respective successors and assigns, which is in connection with the acquisition by Borrower of Travmed USA, Inc.

“Travmed Subordinated Debt Default” shall mean a “Default” as defined in any of the Travmed Subordinated Notes.

“Travmed Subordinated Notes” shall mean (i) that certain Subordinated Promissory Note dated as of March 28, 2005, issued by Crdentia in favor of Robert Litton (including all of his successors and assigns) in the original principal amount of $1,607,745, and (ii)  that certain Subordinated Promissory Note dated as of March 28, 2005, issued by Crdentia in favor of Robert Litton (including all of his successors and assigns) in the original principal amount of $1,607,745.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois.

“Warrant Agreement” shall mean that certain Warrant Agreement dated as of the date hereof between Crdentia Corp. and Lender.

“Warrant Certificate” shall mean a certificate evidencing one or more warrants, substantially in the form of Exhibit A to the Warrant Agreement, with such changes therein as may be required to reflect any adjustments made pursuant to Section 12 of the Warrant Agreement.

Annex 1 - 9

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Compliance Certificate

Exhibit B	Closing Checklist

Exhibit C	Information Certificate

Schedules

Schedule 1	Permitted Liens

Schedule 11(b)	Business and Collateral Locations

Schedule 11(b)	Certain Collateral

Schedule 11(g)	Litigation

Schedule 11(i)	Affiliate Transactions

Schedule 11(j)	Names & Trade Names

Schedule 11(n)	Indebtedness

Schedule 11(p)	Parent, Subsidiaries and Affiliates

Schedule 11(q)	Defaults

Schedule 11(t)	Environmental Matters

Schedule 11(v	Government Reimbursement Program Matters

Schedule 11(y)	Licenses and Permits

EXHIBIT A - 1

EXHIBIT A – COMPLIANCE CERTIFICATE

Date:

TO:	Bridge Opportunity Finance, LLC
233 South Wacker Drive, Suite 5350
Chicago, Illinois 60606

Gentlemen and Ladies:

The undersigned Borrower hereby certifies to you the following pursuant to Section 9(c) of the Amended and Restated Loan and Security Agreement-Term Loans (the “Agreement”) dated as of May 16, 2005, among Crdentia Corp., a Delaware corporation (“Crdentia”), Baker Anderson Christie, Inc., a California corporation (“Baker”), Nurses Network, Inc., a California corporation (“Nurses Network”), New Age Staffing, Inc., a Delaware corporation (“New Age”), PSR Nurses, Ltd., a Texas limited partnership (“PSR Ltd.”), PSR Nurse Recruiting, Inc., a Texas corporation (“PSR Recruiting”), PSR Nurses Holdings Corp., a Texas corporation (“PSR Holding”), CRDE Corp., a Delaware corporation (“CRDE”), Arizona Home Health Care/Private Duty, Inc., an Arizona corporation (“AHHC”), Care Pros Staffing, Inc., a Texas corporation (“Care Pros”), HIP Holding, Inc., a Delaware corporation (“HIP”), Health Industry Professionals, L.L.C., a Michigan limited liability company (“HIP LLC”), Travmed USA, Inc., a North Carolina corporation (“Travmed”), GHS Acquisition Corporation, a Delaware corporation (“GHS”), Prime Staff, LP, a Texas limited partnership (“Prime Staff”), and Mint Medical Staffing Odessa, LP, a Texas limited partnership (“MMSO”; and together with Crdentia, Baker, Nurses Network, New Age, PSR Ltd., PSR Recruiting, PSR Holding, CRDE, AHHC, Care Pros, HIP, HIP LLC, Travmed, GHS and Prime Staff, each referred to individually and collectively, as “Borrower”), a d Bridge Healthcare Finance, LLC (the “Lender”).

1.               As of            , no event of default or event which with the lapse of time or the giving of notice, or both, would become an event of default (an “unmatured event of default”) has occurred or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

2.               No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrower has occurred since                                                             [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

3.               Borrower is in compliance with the representations, warranties and covenants in the Agreement or, if Borrower is not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

4.               As of                  , Borrower maintains the following financial covenants pursuant to Section 14 of the Agreement.

a.               Borrower shall maintain a Minimum Tangible Net Worth of (i) ($5,000,000) at all times from the date hereof through June 30, 2005, and (ii) thereafter, from the last day of each fiscal quarter of the Borrowers through the day prior to the last day of each immediately succeeding fiscal quarter of the Borrowers, the Minimum Tangible Net Worth during the immediately preceding period plus seventy-five percent (75%) of the Borrowers’ net income (but without reduction for any net loss) for the Fiscal Year ending on the first day of such period as reflected on the Borrowers’ audited year end financial statement.  (See attached Schedule A for calculation of Tangible Net Worth)

Compliance                             Yes:           No:

b.              Senior Debt Service Coverage Ratio.  As of the last day of each applicable period, the ratio of the Borrower’s Operating Cash Flow to Borrower’s Senior Debt Service for each period set forth below (which ratio shall be tested as of the last day of each such period) must be at least the following: (See attached Schedule B for calculation)

Time Frame	Date Tested	Senior Debt Service Coverage Ratio	Based on

Quarterly	6/30/05	0.5 to 1.00	Trailing 3 months

Quarterly	9/30/05	1.00 to 1.00	Trailing 6 months

Quarterly	12/31/05	1.15 to 1.00	Trailing 9 months

Quarterly	3/31/06	1.5 to 1.00	Trailing 12 months

Quarterly	6/30/06 and each fiscal quarter thereafter	1.5 to 1.00	Trailing 12 months

Actual Debt Service Coverage Ratio:	Compliance:	Yes:	No:

c.               Minimum EBITDA.  Borrower shall not permit EBITDA of Borrower to be less than the amount set forth below for the corresponding period set forth below: (See attached Schedule C for calculation):

Time Frame	Date Tested	Minimum EBITDA	Based on

Quarterly	6/30/05	$100,000	Trailing 3 months

Quarterly	9/30/05	$300,000	Trailing 6 months

Quarterly	12/31/05	$600,000	Trailing 9 months

Quarterly	3/31/06	$1,000,000	Trailing 12 months

Quarterly	6/30/06 and each fiscal quarter thereafter	$1,000,000	Trailing 12 months

Compliance                                            Yes:           No:

d.  Term Loan Debt Leverage Ratio.  Borrower shall note permit the ratio of Term Loan Debt to EBITDA to be more than the following for each period set forth below:  (See Schedule D for calculation)

Time Frame	Date Tested	Coverage	Based on:

Quarterly	3/31/06	2.70 to 1	Trailing 12 Months

Quarterly	6/30/06 and each fiscal quarter thereafter	2.50 to 1	Trailing 12 Months

Actual Term Loan Debt Leverage Ratio:	Compliance:	Yes:	No:

e.  Capital Expenditure Limitation:  the aggregate cost of all fixed assets purchased or otherwise acquired shall not exceed $500,000 during any Fiscal Year.

Total Capital Expenditures (YTD):	Compliance:	Yes:	No:

f.  Operating Lease Obligations:  payments made pursuant to operating lease obligations shall not exceed $700,000 during any Fiscal Year.

Operating Lease Payments (YTD):	Compliance:	Yes:	No:

The financial statements, reports and information submitted concurrently herewith have been prepared in accordance with generally accepted accounting principles consistently applied, where applicable, and there have been no material changes in accounting policies

or financial reporting practices of Borrower since                                                           [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrower has taken or proposes to take with respect thereto.

Any and all initially capitalized terms set forth in this certificate without definition shall have the respective meanings ascribed thereto in the Agreement.

Crdentia Corp.

By:
Its:

Schedule A

Tangible Net Worth

Tangible Net Worth

Shareholders’ equity (including retained earnings and preferred stock) of Borrowers

Less:Book value of all intangible assets

Add:Amount of debt of Borrowers subordinated to Lender

Tangible Net Worth

Schedule B

Senior Debt Service Coverage Ratio

Operating Cash Flow

Net income (Loss) of the Borrowers excluding extraordinary gains or losses

Add:	Depreciation
Amortization and other non-cash charges
Interest and fee expenses paid or accrued
Total federal and state income tax expenses accrued regardless of whether paid during such period
Management fees and other fees paid to subordinated creditors

Add/Less:
Gain or loss on the sale of property, plant or Equipment

Subtotal

Less:	Cash Capital Expenditures made during such period of the Borrowers
All taxes paid or required to be paid during such period and all non-cash income of the Borrowers

Total Operating Cash Flow

Senior Debt Service

Add:	Interest due on Revolving Loans of the Borrowers

Scheduled principal and interest payments made or required to be made on all other indebtedness of the Borrowers (excluding Subordinated Debt)

Total Senior Debt Service

Total Operating Cash Flow: Total Senior Debt Service	= to 1.0

Schedule C

EBITDA

EBITDA

Net income (Loss) of the Borrowers (excluding any after-tax gains or losses and excluding other after-tax extraordinary gains or losses)

Add:	Interest expense
Income tax expense
Depreciation
Amortization

Add/Less:
Other non-cash charges or gains

Total EBITDA

Minimum EBITDA	$ Total EBITDA $

Schedule D

Term Loan Debt Leverage Ratio

Term Loan Debt

Aggregate principal amount of Term Loan outstanding

EBITDA (from Schedule C)

Term Loan Debt to EBITDA	= to 1.0

EXHIBIT B - 1

Exhibit B

Closing Checklist

(See Attached)

EXHIBIT B - 2

Exhibit C

Information Certificate

(See Attached)

EXHIBIT B - 3

Exhibit D

Subordination Agreement

(See Attached)

EXHIBIT B - 4

SCHEDULE 1 – PERMITTED LIENS

SCHEDULE 1 - 1

SCHEDULE 11(B) - BUSINESS AND COLLATERAL LOCATIONS;
CERTAIN COLLATERAL

Attached to and made a part of that certain Loan and Security Agreement of even date herewith between CRDENTIA CORP., a             corporation (“Borrower”) and BRIDGE OPPORTUNITY FINANCE, LLC (“Lender”).

A.                                   Borrower’s business locations (please indicate which location is the principal place of business and at which locations originals and all copies of Borrower’s books, records and accounts are kept).

1.

2.

B.                                     Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Borrower.  Please indicate the relationship of such location to Borrower (i.e., public warehouse, processor, etc.).

1.

2.

C.                                     Bank Accounts of Borrower:

	Bank (with address)	Account Number	Type of Account

1.

2.

D.                                    Certain Collateral

a.                                       Intellectual Property

b.                                      Instruments

c.                                       Deposit Accounts

d.                                      Investment Property

e.                                       Letter-of-Credit Rights

f.                                         Chattel Paper

g.                                      Documents

SCHEDULE 11(B) - 1

h.                                      Commercial Tort Claims

i.                                          Certificate of Title Goods

j.                                          Collateral with Third Parties

SCHEDULE 11(B) - 2

SCHEDULE 11(G) – LITIGATION

SCHEDULE 11(G) - 1

SCHEDULE 11(I) – AFFILIATE TRANSACTIONS

SCHEDULE 11(I) - 1

SCHEDULE 11(J) – NAMES & TRADE NAMES

SCHEDULE 11(J) - 1

SCHEDULE 11(N) – INDEBTEDNESS

SCHEDULE 11(J) - 1

SCHEDULE 11(P) – PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(X) - 1